OMB APPROVAL
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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Celsion Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CELSION CORPORATION

10220-L OLD COLUMBIA ROAD

COLUMBIA, MARYLAND 21046-2364

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, MAY 23, 2006

To Our Stockholders:

Notice is hereby given that the annual meeting (together with any adjournments, postponements or rescheduling thereof, the “Annual Meeting”) of the stockholders of Celsion Corporation, a Delaware corporation (the “Company”), will be held at ten o’clock AM local time on Tuesday May 23, 2006 at the Four Points by Sheraton BWI Hotel, located at 7032 Elm Road, Baltimore, MD 21240, for the following purposes:

(1)	To elect two Class II Directors, to serve for a three-year term;

(2)	To consider and act to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, and to authorize the Board of Directors to effect a change in the name of the corporation from Celsion Corporation to Oncothera Pharmaceuticals, Incorporated;

(3)	To ratify the selection of Stegman & Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

(4)	To consider and act to grant discretionary authority to the proxy holders named in the accompanying Proxy Card to vote to adjourn or postpone the Annual Meeting to another time or place for the purpose of soliciting additional proxies; and

(5)	To consider and act upon any other matters that may properly come before the Annual Meeting.

The close of business on Friday, April 3, 2006 has been fixed as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on April 3, 2006 are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend in person, please complete, sign, date and return the enclosed Proxy Card as promptly as possible in the envelope provided for that purpose. Returning your Proxy Card will ensure your representation and help to ensure the presence of a quorum at the Annual Meeting. Your proxy is revocable, as set forth in the accompanying Proxy Statement. Therefore, you may attend the Annual Meeting and vote your shares in person even if you send in your Proxy Card.

By Order of the Board of Directors

/s/ Anthony P. Deasey

Secretary

April 18, 2006

Columbia, Maryland

WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN,

DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PRE-ADDRESSED

AND POSTAGE-PAID ENVELOPE.

CELSION CORPORATION

PROXY

STATEMENT

Appendix A: Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Celsion Corporation

CELSION CORPORATION

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING

GENERAL

The Board of Directors of Celsion Corporation (which is sometimes referred to in this Proxy Statement as the “Company”, “Celsion”, “we” or “us”) is furnishing this Proxy Statement in connection with the solicitation, by the Board of Directors, of proxies to be used at the Annual Meeting of Stockholders (together with any adjournments, postponements or rescheduling thereof, the “Annual Meeting”) to be held at ten o’clock AM local time on Tuesday May 23, 2006, at the Four Points by Sheraton BWI Hotel, located at 7032 Elm Road, Baltimore, MD 21240 for the purposes set forth in the accompanying Notice of Annual Meeting.

Only stockholders of record at the close of business on the Record Date, Friday, April 3, 2006, are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were             shares of our common stock, par value $0.01 per share (“Common Stock”), issued and outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to the stockholders at the Annual Meeting. If you were a stockholder as of the Record Date, you are entitled to vote at the Annual Meeting, and we encourage you to attend and vote in person. HOWEVER, WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN ORDER TO ENSURE THE PRESENCE OF A QUORUM. A pre-addressed and postage-paid return envelope is enclosed for your convenience.

Our principal executive offices are located at 10220-L Old Columbia Road, Columbia, Maryland 21046-2364, and our telephone numbers are (410) 290-5390 and (800) 262-0394 (toll free). We are first sending this Proxy Statement and accompanying Proxy Card and Annual Report on Securities and Exchange Commission (“SEC”) Form 10-K for the fiscal year ended December 31, 2005 (our “2005 Annual Report on Form 10-K”) to our stockholders on or about April 18, 2006.

Election of Class II Directors at the Annual Meeting will be by plurality vote. This means that the director nominees receiving the greatest number of votes cast, in person or by proxy, by the holders of Common Stock in the election of the Class II Directors, will be elected. Stockholders may not cumulate their votes in electing directors. The proposal to authorize a change in the company’s name involves an amendment to Celsion’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”). Accordingly, adoption of the name change proposal requires the favorable vote of a majority of our outstanding shares. The proposal to grant proxy holders discretionary authority to adjourn or postpone the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Ratification of the selection of Stegman & Company to serve as our independent registered public accounting firm for the current fiscal year requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy. The presence in person or by proxy of a majority of all shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. In the event that the number of shares represented at the Annual Meeting in person or by proxy is less than a quorum, the persons named in the accompanying Proxy Card intend to vote “FOR” an adjournment of the Annual Meeting.

Stockholder votes will be tabulated by Automated Data Processing, Inc. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes (shares which a broker or nominee has indicated it does not have discretionary authority to vote) on a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes therefore will have the same effect as “no” votes on the name change proposal and on the ratification of the selection of Stegman & Company as our independent registered public accounting firm, but will have no effect on the election of directors or the proposal to grant proxy holders discretionary authority to adjourn or postpone the Annual Meeting.

PROXIES

If the enclosed Proxy Card is properly dated, signed and returned so that we receive it prior to the time of the Annual Meeting, with choices specified therein, so long as the proxy granted therein is not revoked the shares represented by that Proxy Card will be voted at the Annual Meeting in accordance with the choices indicated. If no choice is specified as to a matter but the Proxy Card otherwise is properly executed, dated and returned, the proxy holders will vote the shares represented by that Proxy Card in accordance with the recommendations of the Board of Directors.

REVOCABILITY OF PROXIES

Any stockholder giving a proxy prior to the Annual Meeting may revoke it either by attending the Annual Meeting and voting his or her shares in person or by delivering to the Company, not later than the commencement of the Annual Meeting, a letter or other suitable instrument of revocation or a later dated Proxy Card, duly executed by the stockholder.

SOLICITATION

We will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying Proxy Card and the Company’s 2005 Annual Report on Form 10-K, as well as any additional materials that we may furnish to stockholders in connection with the Annual Meeting. Copies of our solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The solicitation of proxies will be by mail and direct communication with certain stockholders or their representatives by our officers, directors and employees, who will receive no additional compensation therefore.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED PRE-ADDRESSED AND POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of Celsion Common Stock as of April 3, 2006 by:

•	each person or group known by us to own beneficially more than 5% of the outstanding Common Stock;

•	each of our directors and director nominees, as well as each executive officer named in the Summary Compensation Table appearing under the heading “Proposal No. 1: Election of Directors—Executive Compensation”; and

•	our directors and executive officers, as a group.

We determine beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons included in the table have sole voting and investment power with respect to all shares beneficially owned thereby. Shares of Common Stock subject to options that are currently exercisable or that become exercisable within 60 days of April 3, 2006 are treated as outstanding and beneficially owned by the holder of such options. However, these shares are not treated as outstanding for purposes of computing the percentage ownership of any other person.

NAME OF BENEFICIAL OWNER*	NUMBER OF COMMON SHARES BENEFICIALLY OWNED	PERCENT OF COMMON SHARES OUTSTANDING (1)
Max E. Link(2)	81,117	**
Gary W. Pace(3)	7,001	**
Claude Tihon(4)	19,534	**
Kris Venkat(5)	51,065	**
Gregory Weaver(6)	1,112	**
Anthony P. Deasey(7)	127,889	1.21%
Carolyn Finkle(8)	14,445	**
William Hahne(9)	0	**
Lawrence S. Olanoff	9,276	**
Michael Oleck(10)	7,556	**
Boston Scientific Corporation One Boston Scientific Place Natick, MA 01760-1537	848,838	7.91%
Directors, Executive Officers as a group (10 persons)(11)	318,995	2.84%

*	Except as otherwise indicated, the address of each of the persons named is c/o Celsion Corporation, 10220-L Old Columbia Road, Columbia, MD 21046-2364.
**	Less than 1%.
(1)	Based on shares of Common Stock outstanding as of April 3, 2006.
(2)	Includes 19,778 shares of Common Stock underlying currently exercisable options.
(3)	Includes 5,778 shares of Common Stock underlying currently exercisable options.
(4)	Includes 9,645 shares of Common Stock underlying currently exercisable options.
(5)	Includes 45,778 shares of Common Stock underlying currently exercisable options.
(6)	Consists of shares of Common Stock underlying currently exercisable options.
(7)	Includes 112,445 shares of Common Stock underlying currently exercisable options.
(8)	Consists of shares of Common Stock underlying currently exercisable options.
(9)	Consists of shares of Common Stock underlying currently exercisable options.
(10)	Includes 5,556 shares of Common Stock underlying currently exercisable options.
(11)	Includes 214,537 shares of Common Stock underlying currently exercisable options.

COMPLIANCE WITH SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports regarding ownership and changes in ownership of such equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish to us copies of all reports that they file pursuant to Section 16(a). Based solely on our review of the copies of such forms furnished between January 1, 2005 and December 31, 2005, or with respect to our fiscal year ended December 31, 2005, and on our discussions with directors and executive officers, we believe that, during the fiscal year ended December 31, 2005, all applicable Section 16(a) filing requirements were met.

CODE OF ETHICS

Celsion has adopted a Code of Ethics and Business Conduct applicable to its directors, officers (including its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other officers performing similar functions) and employees. This Code of Ethics constitutes a code of ethics applicable to senior financial officers within the meaning of the Sarbanes-Oxley Act of 2002 and SEC rules. A copy of the Code of Ethics and Business Conduct was filed as Exhibit 14.1 to Celsion’s Annual Report on Form 10-K for the year ended September 30, 2003. It is available on the Company’s website at http://www.celsion.com and any stockholder may obtain a copy by making a written request to Celsion’s Corporate Secretary, 10220-L Old Columbia Road, Columbia, MD 21046-2364. In the event of any amendments to or waivers of the terms of the Code of Ethics, such matters promptly will be posted on the Company’s website.

PROPOSAL No. 1: ELECTION OF DIRECTORS

GENERAL

Our Certificate of Incorporation provides that the number of directors that constitutes the whole Board of Directors is to be fixed by, or in the manner provided in, our Bylaws. The Certificate of Incorporation also provides that the Board of Directors is to be divided into three classes, designated as Class I, Class II and Class III, and it is the Company’s practice to have such classes as even in size as possible. Our Bylaws provide that the Board of Directors is to consist of between three and nine directors, with the exact number to be fixed by action of the Board. The current number of directors has been fixed by the Board of Directors at six.

The terms of the Class II Directors—Drs. Gary Pace and Lawrence Olanoff—will expire with the election and qualification of successor directors at the Annual Meeting. Drs. Pace and Olanoff have been nominated to stand for re-election to a three-year term. The term of the Class III Directors—Dr. Max E. Link and Dr Kris Venkat—will expire with the election and qualification of directors at the annual meeting of stockholders in 2007. The terms of the Class I Directors—Dr. Claude Tihon and Mr. Gregory Weaver—will expire with the election and qualification of directors at the annual meeting of stockholders in 2008. At each annual meeting of stockholders, the directors elected to succeed those whose terms are expiring succeed to the same class as the directors they replace and each such new director is elected for a term to expire at the third annual meeting of stockholders after his or her election and when his or her successor is duly elected and qualified. A director of any class who is elected to fill a vacancy resulting from an increase in the number of directors would hold office for the remaining term of the class to which he or she is elected, and a director elected to fill a vacancy arising in any other manner would hold office for the remaining term of his or her predecessor. In June 2005, the Board expanded its membership from five to six members and elected Mr. Gregory Weaver to fill the resultant vacancy. Mr. Weaver serves as a Class I director, with a term expiring in 2008. In August 2005 the Board expanded its membership from six to seven members and elected Dr. Lawrence S. Olanoff to fill the resultant vacancy.

Dr. Olanoff serves as a Class II director, with a term expiring in 2006. In January 2006, Dr. Augustine Cheung resigned as a member of the Board of Directors and the Board reduced its membership from seven to six members.

The Board of Directors has nominated Dr. Gary Pace to stand for re-election to the Board of Directors as a Class II Director, with a term expiring at the 2009 annual meeting of stockholders and with the election and qualification of his successor. The proxies named in the Proxy Card provided with this Proxy Statement intend to vote “FOR” the election of Dr. Pace unless otherwise instructed. If you do not wish your shares to be voted for Dr. Pace, you must so indicate by marking the “Withhold Authority” box on the Proxy Card, in which event your shares will not be voted for Dr. Pace. In the event that Dr. Pace becomes unavailable, which is not expected, the designated proxies will vote in their discretion for a substitute nominee, or the Board may reduce the number of directors.

The Board of Directors has nominated Dr. Lawrence Olanoff to stand for re-election to the Board of Directors as a Class II Director, with a term expiring at the 2009 annual meeting of stockholders and with the election and qualification of his successor. The proxies named in the Proxy Card provided with this Proxy Statement intend to vote “FOR” the election of Dr. Olanoff unless otherwise instructed. If you do not wish your shares to be voted for Dr. Olanoff, you must so indicate by marking the “Withhold Authority” box on the Proxy Card, in which event your shares will not be voted for Dr. Olanoff. In the event that Dr. Olanoff becomes unavailable, which is not expected, the designated proxies will vote in their discretion for a substitute nominee, or the Board may reduce the number of directors.

VOTE REQUIRED AND RECOMMENDATION

The directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, so long as a quorum is present. As a result, assuming the presence of a quorum, broker non-votes and abstentions will not affect the election of directors.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE NOMINEES FOR DIRECTORS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information regarding the Company’s current directors and the nominees (whom are also currently serving as directors), as well as the Company’s non-director executive officers.

NAME	AGE	POSITION(S)
Max E. Link	65	Chairman
Lawrence S. Olanoff	54	President, Chief Executive Officer, Chief Scientific Officer and Director
Gary W. Pace	58	Director
Claude Tihon	61	Director
Gregory Weaver	50	Director
Kris Venkat	59	Director
Anthony P. Deasey	56	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary
William Hahne	53	Vice President Clinical Development and Medical Affairs
Carolyn Finkle	47	Vice President—Regulatory Affairs
Michael Oleck	47	Vice President—Operations

Following is the biographical summaries for the nominees proposed for election as Class II Directors of the Company at the Annual Meeting and for each of the continuing Class I and Class III Directors.

Continuing Class I Directors (Term Expires in 2008)

Mr. Gregory Weaver was appointed as a director of the Company in June 2005. Mr. Weaver was appointed Senior Vice President and Chief Financial Officer of Sirna Therapeutics, Inc on February 13, 2006. From 2002 to 2005 he was Vice President, Chief Financial Officer and Secretary of Nastech Pharmaceutical Company Inc. (NASDAQ: NSTK). Prior to joining Nastech, Mr. Weaver held the positions of Vice President, Strategic Development, and Vice President and Chief Financial Officer of Ilex Oncology, Inc., an oncology-focused biopharmaceutical company from 1999 to 2002. During his tenure at Ilex, Mr. Weaver was involved in a series of strategic financings and acquisitions. Prior to Ilex, Mr. Weaver held several senior financial management positions, including Vice President and Chief Financial Officer of Prism Technologies, a medical device company, and Chief Financial Officer of a division of Fidelity Capital. Mr. Weaver received a B.A. in accounting from Trinity University in San Antonio, Texas, and an M.B.A. in finance from Boston College. He also served in the United States Air Force. Mr. Weaver received his Certified Public Accountant license in 1985.

Dr. Claude Tihon. Dr. Tihon has served as a director of the Company since 1999. Since 1995, he has been President and Chief Executive Officer of ContiCare Medical, Inc., a medical device company engaged in developing urological products to manage women’s stress incontinence and men’s prostate obstruction. From 1987 to 1995, Dr. Tihon served in numerous positions with Pfizer Inc., culminating in his appointment as Vice President of Research and Technology Assessment and Manager of the Endourology Strategic Business Unit of American Medical Systems, Inc., a Pfizer Inc. subsidiary. From 1983 to 1987, Dr. Tihon served as director of Cellular Diagnostics Development of Miles Scientific, a division of Miles Laboratories. From 1979 to 1983, Dr. Tihon served as Senior Research Scientist and Assistant Director of Clinical Cancer Research of Bristol Laboratories, a division of Bristol-Myers Squibb Company. Dr. Tihon holds a Ph.D. in Pathology from Columbia University.

Class II Director Nominees (Term Expires in 2009)

Dr. Gary W. Pace. Dr. Pace has served as a director of the Company since 2002. He is currently Chairman and Chief Executive Officer of QRxPharma Pty Ltd., a development stage biopharmaceutical company and a Visiting Scientist at the Massachusetts Institute of Technology (MIT). He also serves as a director of ResMed (NYSE:RMD), Transition Therapeutics Inc. (CDNX:TTH), Peplin Ltd (ASX:PEP), Protiveris Inc., and CTour A/S. From 1995 to 2001, Dr. Pace was President and Chief Executive Officer of RTP Pharma and, from 2000 to 2002, Dr. Pace was Chairman and Chief Executive Officer of Waratah Pharmaceuticals Inc., a spin-off company from RTP Pharma. From 1993 to 1994, he was the founding President and Chief Executive Officer of Transcend Therapeutics Inc. (formerly Free Radical Sciences Inc.), a biopharmaceutical company. From 1989 to 1993, he was Senior Vice President of Clintec International, Inc., a Baxter/Nestle joint venture and manufacturer of clinical nutritional products. Dr. Pace holds a B.S. with honors from the University of New South Wales and a Ph.D. from MIT.

Dr. Lawrence S. Olanoff. Dr. Olanoff was appointed President and Chief Executive Officer in July 2005 and elected to the Board of Directors in August 2005. From 1995 to July 2005, Dr. Olanoff was the senior Research and Development executive for Forest Laboratories Incorporated and was appointed Executive Vice President—Scientific Affairs November 30, 1998. From 1993 to 1995, Dr. Olanoff was Senior Vice President-Clinical Research and Development at Sandoz Pharmaceutical Corporation. For nine years prior thereto, Dr. Olanoff was employed by The Upjohn Company, where his last position was Corporate Vice President—Clinical Development and Medical Affairs. Dr. Olanoff holds a PhD degree in Biomedical Engineering and MD degree from Case Western Reserve University.

Continuing Class III Directors (Term Expires in 2007)

Dr. Max E. Link. Dr. Link has served as a director of the Company since 1997 and has been the Chairman of the Board of Directors since October 2001. Dr. Link currently provides consulting and advisory services to a number of pharmaceutical and biotechnology companies. From 1993 to 1994, Dr. Link served as Chief Executive Officer of Corange, Ltd., a life science company that was subsequently acquired by Hoffman-LaRoche. From 1971 to 1993, Dr. Link served in numerous positions with Sandoz Pharma AG, culminating in his appointment as Chairman of their Board of Directors in 1992. From 2001 to 2003, Dr. Link served as Chairman and Chief Executive Officer of Centerpulse Ltd. Dr. Link currently serves on the Boards of Directors of Human Genome Sciences, Inc. (Nasdaq:HGSI), Alexion Pharmaceuticals, Inc. (Nasdaq:ALXN), Access Pharmaceuticals, Inc. (AMEX: AKC), Protein Design Labs, Inc. (Nasdaq: PDLI), and Discovery Laboratories, Inc. (Nasdaq:DSCO). Dr. Link holds a Ph.D. in Economics from the University of St. Gallen (Switzerland).

Dr. Kris Venkat. Dr. Venkat has been a director of Celsion since May 2001. Since 2000, he has been Chief Executive Officer and Chairman of the Board of Sundari Enterprises, Inc. He has also been Chairman of the Board of Provid Pharmaceuticals, Inc. (since 2001), Morphochem, Inc. (since 2000), Automated Cell, Inc. (since 2000), Thar Technologies, Inc. (since 2003), and Indus Biotech Private Limited (since 2002), as well as a company based in Germany IEP, GmbH (since 1996). Dr. Venkat is a director of Genomics USA, Inc., Strand Life Sciences Private Limited, and Vice Chairman of Transvivo, Inc. and Omicia Inc. Dr. Venkat is also a Senior Adviser to TVM Techno Venture Management, Germany. From 1992 to 2000, he served as Chairman of the Board and Chief Executive Officer of Phyton, Inc. and, from 1993 to 2000, as Chairman of the Board and Managing Director of its wholly owned German subsidiary, Phyton, GmbH. From 1990 to 1991, Dr. Venkat was President and Chief Executive Officer of Genmap, Inc. Dr. Venkat is a Visiting Professor of Chemical and Biochemical Engineering at Rutgers University. He has held visiting faculty positions at Yale University, Dartmouth College, Anna University in India and University College, Galway, in Ireland. From 1986 to 1998, Dr. Venkat served as an advisor to the government of India on biotechnology development. Dr. Venkat holds a Ph.D. and a Masters degree in Chemical and Biochemical Engineering from Rutgers University and an undergraduate degree in Chemical Engineering from the Indian Institute of Technology (I.I.T.).

Executive Officers

Following is the biographical summary for each of the Company’s executive officers. Each executive officer is elected by, and serves at the pleasure of, the Board of Directors.

Dr. Lawrence S. Olanoff. Dr. Olanoff’s biographical information appears above under the heading “Class II Director Nominees (Terms Expire in 2009)”.

Mr. Anthony P. Deasey. Mr. Deasey is currently Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company. Mr. Deasey joined the Company as Senior Vice President—Finance and Chief Financial Officer in November 2000, and became Executive Vice President—Finance and Administration in February 2002. Prior to joining Celsion, he was Senior Vice President—Finance and Chief Financial Officer of World Kitchen (formerly Corning Consumer Products) from 1998 to 2000. He also served as Senior Vice President—Chief Financial Officer of Rollerblade Inc. from 1996 to 1998 and previously held the position of Vice President and Chief Financial Officer with Church & Dwight Co. (NYSE:CHD). Mr. Deasey is a Chartered Accountant who gained his early experience in the international operations of Chesebrough Ponds and Price Waterhouse.

Dr. William Hahne. Dr. Hahne was appointed Vice President, Clinical Development and Medical Affairs in January 2006. Prior to joining Celsion Corporation, from 2003 though 2005, Dr. Hahne was Vice President, Clinical Development for Curagen Corporation. From 1997 to 2002, he was Executive Director of Clinical Research and ultimately Vice President—Clinical Development for Eisai Inc. and prior to Eisai Dr. Hahne held increasingly responsible positions at Glaxo Inc. and Merrel Dow, Marion Merrel Dow, and Hoechst Marion Roussel. Dr. Hahne holds an MD degree from Cornell University Medical College.

Ms. Carolyn Finkle. Ms. Finkle joined the Company as Vice President—Regulatory Affairs in January 2004. Prior to that time, she served in various capacities, including as Vice President of Preclinical Development, with ThermImmune Research Corporation from 2001 to 2004, Vice President of Drug Development of Gemin X

Biotechnologies, Inc. from 2000 to 2001, and Director of Preclinical Development with ConjuChem, Inc. from 1998 to 2000. Ms. Finkle is a graduate of the University of Ottawa and earned her M.S. in Chemistry from the University of Toronto.

Mr. Michael Oleck. Mr. Oleck has been Vice President—Operations since September 2004. From 2001 until he joined the Company Mr. Oleck held various positions at Cordis Corporation (a Johnson & Johnson Company), most recently as Director—Worldwide Strategic Sourcing—New Product Development. Mr. Oleck previously served as Director—Manufacturing & Plant Engineering for Cytometrics Inc. from 2000 to 2001, following a 20-year career with E.I. DuPont de Nemours & Co. Mr. Oleck holds a B.S. in Electrical Engineering from the New Jersey Institute of Technology, an M.S. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from the University of Delaware.

DIRECTORS’ COMPENSATION

During the year ended December 31, 2005, each director who was not also an officer of the Company received annual cash compensation in the amount of $25,000 payable quarterly and an additional $1,000 for attendance at special meetings of the Board of Directors and each meeting of a committee of the Board that is not held in conjunction with a Board meeting. In addition, Dr. Max Link received cash compensation in the amount of $25,000 for his service as Chairman of the Board and an allowance of $25,000 to cover his expenses as Chairman of the Board. Each other non-employee director is reimbursed for his out-of-pocket costs of attending meetings of the Board and of Board committees. Additionally, the Chairman of the Audit Committee received an additional annual cash fee of $8,000 and the Chairman of the Compensation Committee received an additional annual cash fee of $5,000. Additionally during 2005 Dr Claude Tihon was paid a fee of $112,500 and reimbursed for out of pocket expenses incurred as Chairman of a Special Committee of the Board of Directors assigned to review disposition of certain assets of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors presently maintains separately designated Audit, Compensation, and Nominating and Governance Committees. The Audit Committee’s principal responsibilities are to review financial statements and reports filed by the Corporation with the SEC, select annually a firm of independent accountants to conduct the annual audit of the Company’s financial statements, to assess the independence of the Company’s independent auditors and to meet with the independent auditors from time to time in order to review the Company’s general policies and procedures with respect to audits, accounting and financial controls. Mr. Weaver (Chairman) and Drs. Link and Pace, each of whom is independent under the applicable rules of The American Stock Exchange and rule 10A-3 under the Securities and Exchange Act of 1934 currently serve on the Audit Committee.

The principal responsibilities of the Compensation Committee are to establish compensation policies for the executive officers of the Company and to administer the Company’s incentive plans. Drs. Pace (Chairman), Link, and Tihon currently comprise the Compensation Committee.

The Nominating and Governance Committee is responsible for identifying and recruiting new members of the Board of Directors when vacancies arise, identifying and recruiting nominees for election as directors, reconsideration of incumbent directors in connection with nominations for elections of directors and ensuring that the Board is properly constituted to meet its corporate governance obligations. The current members of the Nominating and Governance Committee are Drs. Tihon (Chairman), Link and Pace, each of whom is deemed to be independent under applicable rules of The American Stock Exchange.

Current copies of the charters for each of these Board committees can be found on our website located at www.celsion.com.

MEETINGS OF THE BOARD AND ITS COMMITTEES

During the fiscal year ended December 31, 2005, there were a total of twelve meetings of the Board of Directors. During the fiscal year ended December 31, 2005, the Audit Committee met five times, the Compensation Committee met two times and the Nominating and Governance committee met twice. All directors, other than Mr. Weaver, who was elected to fill a vacancy on the Board in June 2005 and Dr. Lawrence S. Olanoff who was elected in August 2005, attended at least 75% of the meetings of the Board. Dr. Olanoff and Mr. Weaver attended at least 75% of the meetings of the Board and of all committees of which they were members subsequent to their election as directors.

DIRECTOR NOMINATIONS

The Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors operates under a Charter adopted by the full Board on December 24, 2003 and amended on February 27,2006, a current copy of which can be found on our website, located at http://www.celsion.com. The role of the Nominating and Governance Committee is to act on behalf of the Board to ensure that the Board and its standing committees are appropriately constituted to meet their fiduciary and corporate governance obligations. In this role, the Nominating and Governance Committee is responsible for identifying and recruiting new members of the Board of Directors when vacancies arise, identifying and recruiting nominees for election as directors and reconsidering incumbent directors in connection with nominations for elections of directors. The Nominating and Governance Committee is also charged with (i) reviewing and recommending changes in the size and composition of the Board and its committees; (ii) developing and maintaining criteria and processes for selecting candidates for election as directors; (iii) identifying and recruiting candidates to stand for election as directors and determining whether incumbent directors should stand for reelection; (iv) ensuring that the Company and the Board operates in accordance with current best practices; (v) providing for ongoing director training and education; (vi) reporting to the Board on Nominating and Governance Committee activities; (vii) annually reviewing the Nominating and Governance Committee’s performance of its responsibilities and duties; and (viii) annually reviewing the Nominating and Governance Committee Charter, the structure and the processes and membership requirements of the Nominating and Governance Committee and recommending to the Board any improvements or amendments that the Nominating and Governance Committee considers appropriate or necessary.

Director Qualifications

It is a policy of the Nominating and Governance Committee that candidates for director be determined to have unquestionable integrity and the highest ethical character. Candidates must demonstrate the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole and may not have any interests that would, in the view of the Nominating and Governance Committee, impair their ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director. Candidates must have experience and demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor which will complement the talents of the other Board members and further the interests of Celsion, bearing in mind the composition of the Board and the current state of the Company and the biotechnical/biopharmaceutical industry generally. In particular, the Nominating and Governance Committee believes it is important for one or more members of the Board to have a depth of experience in the biotechnical/biopharmaceutical industry. The Nominating and Governance Committee has determined that each of its members, including the incumbent nominated to stand for reelection at the Annual Meeting, has such biotechnical/biopharmaceutical experience.

Candidates are expected to have an appreciation of the major issues facing public companies of a size and operational scope similar to Celsion, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate finance. Candidates must also have the willingness and capability to devote the time necessary to participate actively in Board and committee meetings and related activities, the ability to work professionally and effectively with other Board members and Celsion management and the ability and intention to remain on the Board long enough to make an effective contribution.

In addition, in accordance with the rules of the SEC and The American Stock Exchange, Celsion requires that at least a majority of the directors serving at any time on the Board be independent, that at least three directors satisfy the financial literacy requirements for service on the Audit Committee and that at least one qualify as an “audit committee financial expert” under those rules. The Board has determined that Mr. Gregory Weaver is qualified to serve as the “audit committee financial expert” as defined by Item 401(h) of Regulation S-K. The Board has also determined that of the six currently serving directors—Drs. Max E. Link, Gary W. Pace, Claude Tihon and Kris Venkat and Mr. Gregory Weaver—are independent. Mr. Gregory Weaver acts as the chairman of our Audit Committee. Mr. Weaver is deemed to be “independent” under applicable SEC and American Stock Exchange rules. Finally, among candidates who meet the foregoing criteria, the Nominating and Governance Committee also considers the Company’s current and anticipated needs, including expertise, diversity and balance of inside, outside and independent directors.

Nominating and Governance Committee Process

In selecting candidates for the Board of Directors, the Nominating and Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board. Under its Charter, the Nominating and Governance Committee is charged with considering incumbent directors as if they were candidates de novo. However, the Nominating and Governance Committee recognizes the significant value of the continuing service of qualified incumbents in promoting stability and continuity, providing the benefit of the familiarity and insight into Celsion’s affairs and enhancing the Board of Directors’ ability to work as a collective body. Therefore, it is the policy of the Nominating and Governance Committee, absent special circumstances, to nominate qualified incumbent directors whom the Nominating and Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee or the Board decides not to re-nominate a member, there is an existing vacancy on the Board, or the Board, upon the recommendation of the Nominating and Governance Committee elects to expand the size of the Board, the following process would be followed:

•	The Nominating and Governance Committee develops a profile for candidates’ skills and experience, based on the criteria described above.

•	The Nominating and Governance Committee initiates a search, polling members of the Board and management, and retaining a search firm if the Committee deems this appropriate.

•	The Nominating and Governance Committee also considers stockholders’ suggestions for nominees for directorships (other than self-nominations). The process by which stockholders may submit potential nominees is described below under “Stockholder Recommendation Process.”

•	The Nominating and Governance Committee then determines the eligibility and suitability of any candidate based on the criteria described above and the Committee’s search profile.

•	The Chairman of the Board and at least one member of the Nominating and Governance Committee interview prospective candidate(s) who satisfy the qualifications described above.

•	The Nominating and Governance Committee offers other Board members the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

•	The Nominating and Governance Committee seeks full Board endorsement of the final candidate(s).

•	The final candidate(s) are nominated by the Board for submission to a stockholder vote or elected to fill a vacancy.

To date, the Nominating and Governance Committee has not received any recommendations from stockholders and has not retained a search firm to aid in the identification or evaluation of potential nominees.

Stockholder Recommendation Process

The Nominating and Governance Committee will consider director candidates recommended by stockholders, provided that the stockholder making the recommendation follows the procedure set forth below. Stockholder recommendations should be submitted to the Company in writing, as follows:

Corporate Secretary

Celsion Corporation

10220-L Old Columbia Road

Columbia, Maryland 21046-2364

Suggestions received by the Secretary before December 31, 2006 will be considered by the Nominating and Governance Committee for nomination and election at the 2007 annual meeting of stockholders.

A stockholder’s notice to the Secretary must set forth:

(a)	as to each stockholder-proposed nominee:

(i)	the name, age, business address and residence address of the nominee;

(ii)	the principal occupation or employment of the nominee;

(iii)	an undertaking to provide a completed director’s and officer’s questionnaire in the form required by Celsion within two weeks of the submission;

(iv)	a statement as to the nominee’s citizenship; and

(v)	any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(b)	as to the stockholder giving the notice:

(i)	the name and record address of the stockholder; and

(ii)	the number of shares of Common Stock that the stockholder beneficially owns.

Celsion or the Nominating and Governance Committee may require a stockholder who proposes a nominee to furnish such other information as may reasonably be required by Celsion to determine the eligibility or suitability of the proposed nominee to serve as director of the Company.

Revisions to Process

The Nominating and Governance Committee and stockholder recommendation processes have been developed to provide a flexible framework to permit the director nomination process to move forward effectively. The Nominating and Governance Committee intends to review these processes from time to time in light of Celsion’s evolving needs and changing circumstances, as well as changes in legal requirement and stock exchange listing standards. The Nominating and Governance Committee may revise these processes or adopt new ones based on such periodic reviews.

STOCKHOLDER COMMUNICATIONS

The Board of Directors has adopted a process through which interested stockholders may communicate with the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to Anthony P. Deasey, Corporate Secretary, at our headquarters in

Columbia, MD. The envelope containing any such communication should be prominently marked “To the Attention of the Board of Directors” or to a particular committee or director, and the communication should include a representation from the stockholder indicating the stockholder’s address and the number of shares of the Company’s Common Stock beneficially owned by the stockholder. Our Corporate Secretary is primarily responsible for monitoring communications from stockholders. Depending upon the content of a particular communication, as he deems appropriate, our Corporate Secretary will (i) forward the communication to the director, directors or committee to whom it is addressed; (ii) attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or (iii) not forward communications such as solicitations, junk mail and obviously frivolous or inappropriate communications. At each Board meeting, the Corporate Secretary will present a summary of all communications, whether or not forwarded, received since the last meeting and will make those communications available to the directors on request.

BOARD ATTENDANCE

The Board strongly encourages all directors, to the extent reasonable and practicable, to attend the Company’s annual stockholders’ meetings in person. All of the current Board members, except Dr. Olanoff and Mr. Weaver, who were elected to the Board after the 2005 annual meeting, were present at last year’s annual meeting.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference therein.

The Audit Committee operates under a written charter adopted by the Board on June 1, 2000 and amended and restated effective December 24, 2003. A copy of the Amended and Restated Audit Committee Charter was included in our Proxy Statement in connection with our 2004 annual meeting and is available on our web site, located at http://www.celsion.com. Additional copies of the Charter are available upon written request to the Company. All members of the Audit Committee meet the independence standards established by the SEC and American Stock Exchange. In addition, the Board has made the affirmative determination that none of the independent directors has a material relationship with the Company and that the Audit Committee members meet the additional independence requirements set forth in Rule 10A-3 under the Exchange Act.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of the Company’s financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the Company’s 2005 Annual Report on Form 10-K with the Company’s management and independent auditor. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee met privately with the independent auditor and discussed issues deemed significant by the auditor, including those required by Statements on Auditing Standards No. 61 and No. 90 (Communications with Audit Committees), as amended. In addition, the Audit Committee discussed with the independent auditor its independence from the Company and its management, including the matters in the written disclosures received from the independent auditor as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of non-audit services by the auditor was compatible with maintaining the auditor’s independence. The Audit Committee also met with the independent auditor, with and without management present, to discuss the results of the auditor’s examination evaluation of Celsion’s internal controls, and the overall quality of Celsion’s financial reporting.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2005 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Gregory Weaver

Max E. Link

Gary Pace

EXECUTIVE COMPENSATION

Summary

The following table sets forth the aggregate cash compensation paid, during each year in the three-year period ended December 31, 2005, to the Company’s Chief Executive Officer and to each of its other executive officers whose annual salary and bonus for the fiscal year ended December 31, 2005 exceeded $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION					LONG-TERM COMPENSATION AWARDS
NAME AND PRINCIPAL POSITION(S)	FISCAL YEAR	SALARY ($)	BONUS ($)		OTHER ANNUAL COMPEN- SATION ($)		RESTRICTED STOCK AWARDS ($)		SECURITIES UNDERLYING OPTIONS (#)		ALL OTHER COMPEN- SATION
Lawrence S. Olanoff(1)	2005	149,423	—		17,296	(2)	50,000	(3)	429,334	(4)	2,988	(5)
President and Chief	2004	—	—		—		—		—		—
Executive Officer	2003	—	—		—		—		—		—

Augustine Y. Cheung(6)	2005	310,000	—		5,400	(7)	—		10,000		—
Chief Scientific officer	2004	299,492	100,000	(8)	5,400	(7)	—		13,334		—
	2003	283,136	50,000		5,400	(7)	—		—		—

Anthony P. Deasey	2005	285,000	42,750	(9)	5,400	(7)	42,750	(10)	6,667		—
Executive Vice President,	2004	273,485	100,000	(8)	5,400	(7)	—		6,667
Chief Operating Officer and Chief Financial Officer	2003	226,359	50,000		5,400	(7)	—		—		—

Carolyn Finkle	2005	195,000	19,285	(9)	—		9,715	(12)	10,000
Vice President—	2004	174,327	45,000	(11)	—		—		13,334
Regulatory Affairs	2003	—	—		—		—		—		—

Michael Oleck	2005	185,000	18,500	(9)	—		18,500	(13)	3,334
Vice President—	2004	43,750	5,000	(11)	—		—		13,334
Operations	2003	—			—		—		—		—

(1)	Dr. Olanoff joined the Company on July 29, 2005.
(2)	Dr Olanoff’s other annual compensation is comprised of apartment rental in the amount of $14,991 and a car allowance of $2,305.
(3)	Grant of shares of restricted stock which will vest on March 15, 2007.
(4)	Inducement grant in relation to Dr Olanoff’s hire as CEO.
(5)	Dr. Olanoff’s life insurance $2,988.
(6)	Dr. Cheung resigned as CEO on July 29,2005.
(7)	Dr Cheung and Mr. Deasey’s other annual compensation is a car allowance in the amount of $5,400.
(8)	Milestone bonus related to award of granting FDA Pre-marketing Approval (PMA) for Prolieve device on February 19, 2004.
(9)	Bonus award payable in 2006 in respect of 2005 performance.
(10)	Grant of shares of restricted stock which will vest on March 15, 2007.
(11)	Bonus awards paid in 2005 in respect of 2004 performance.
(12)	Grant of shares of restricted stock which will vest on March 15, 2007.
(13)	Grant of shares of restricted stock which will vest on March 15, 2007.

The following table sets forth information with respect to stock options granted to each of the Named Executive Officers in fiscal year 2005. The Company has not granted any stock appreciation rights.

Option Grants in Last Fiscal Year 2005

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	5%($)	10%($)
Lawrence S. Olanoff	429,334	87.0%	$5.70	July 29, 2015	$1,539,031	$3,900,207
Anthony P. Deasey	6,667	1.4%	$6.90	February 22, 2015	$28,929	$73,312
Carolyn Finkle	10,000	2.0%	$6.90	February 22, 2015	$43,394	$109,968
Michael Oleck	3,334	0.7%	$6.90	February 22, 2015	$14,465	$36,656

The following table summarizes, for each of the Named Executive Officers, exercises of stock options during the fiscal year ended December 31, 2005 and the value realized pursuant thereto, the number of stock options held at December 31, 2005 and the aggregate dollar value of in-the-money unexercised options. The value of unexercised, in-the-money options at December 31, 2005 is the difference between (a) the exercise price and (b) the fair market value of the underlying stock on December 31, 2005, which was $4.05 per share, based on the closing price of the Company’s common stock on that date. The options described have not been and may never be exercised and actual gains, if any, on exercise would depend on the value of the common stock on the actual date of exercise.

Aggregated Option Exercises in Last Fiscal Year

and Year-End Option Values

	Shares Acquired on Exercise	Value Realized ($)	Number of Options at December 31, 2005		Value of In-the-Money Options at December 31, 2005
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence S. Olanoff	—	—	—	429,334	$—	—
Anthony P. Deasey	—	—	110,223	11,112	—	—
Carolyn Finkle	—	—	6,667	16,667	—	—
Michael Oleck	—	—	4,445	12,223	—	—

Executive Employment Agreements

Celsion has entered into an employment agreement with Dr. Lawrence S. Olanoff, pursuant to which Dr. Olanoff serves as the Company’s President and Chief Executive Officer. The Agreement is for a term of three years, effective July 29, 2005. The Company also has entered into an employment agreement with Anthony P. Deasey, pursuant to which Mr. Deasey serves as the Company’s Chief Operating Officer and Chief Financial Officer. This agreement which had a term of two years effective January 1, 2004 was renewed for a one year period on January 1, 2006.

Dr. Olanoff’s employment agreement provides that he will receive an initial annual base salary of $350,000, subject to annual adjustment by the Board or its Compensation Committee (the “Base Salary”). Dr. Olanoff also is eligible for an annual performance bonus from the Company. The amount of such bonus will be determined by the Board or its Compensation Committee and will not exceed 50% of current Base Salary except pursuant to a specific finding by the Board or the Compensation Committee that a higher percentage is appropriate.

Dr. Olanoff will receive a guaranteed performance bonus of $50,000 for (partial) calendar year 2005. The Company will provide Dr. Olanoff with housing and will reimburse him for weekly travel expenses during the initial three-year term of the agreement. Dr. Olanoff also is entitled to an automobile allowance of $5,400 annually. Dr. Olanoff will receive a grant of nonstatutory options to purchase 429,334 shares of the Company’s Common Stock, which will vest in four equal installments on the first, second, third and fourth anniversaries of the effective date. If the agreement is terminated by the Company prior to the first anniversary of the effective date other for “cause” (as defined in the agreement) or on account of death or disability, the first installment will vest on the termination date. Once vested, these options will be exercisable for a period of ten years, measured from the effective date, at a price per share equal to the closing price of the Common Stock on The American Stock Exchange on the effective date. In the event (A) that the Company terminates the agreement other than for “cause” (as defined in the agreement) or upon death or disability or (B) Dr. Olanoff terminates the agreement upon the occurrence of (i) a material adverse change in his duties or authority, (ii) a “prohibited event” (as described below), (iii) a bankruptcy filing or similar action by or against the Company; or (iv) another material breach of the agreement by the Company (a “Triggering Event”), Dr. Olanoff will be entitled to receive a severance payment equal to two times his base salary at the time of termination plus a pro rata portion of his performance bonus for the prior fiscal year (the “Reference Amount”). In the event of termination of his employment upon a Triggering Event within two years following a “Change in Control” (as described below), or, if within such two-year period (i) there is a material adverse change in his compensation or benefits, or (ii) any successor to the Company does not assume the Company’s obligation under the agreement, and he terminates his employment, Dr. Olanoff also is entitled to a severance payment equal to two times the Reference Amount. The agreement also provides that such severance is payable upon a Change in Control if Dr. Olanoff elects to terminate employment commencing with the sixth and ending with the 12 month following the Change in Control. Under the agreement, a “Change of Control” is deemed to occur (i) if any person becomes the direct or indirect beneficial owner of more than 40% of the combined voting power of the Company’s then-outstanding securities; (ii) there is a change in a majority of the directors in office; (iii) the Company engages in a merger, asset sale, tender offer or other transaction after which the holders of the Company’s voting securities before the transaction do not continue to hold at least 50% of the voting securities of the Company or its successor after the transaction; or (iv) upon the complete liquidation or dissolution of the Company or the disposition of substantially all of its assets. The agreement also contains customary confidentiality and other provisions.

Mr. Deasey’s employment agreement provides for a base salary of $275,000 per annum, subject to annual review. Under this agreement, a “prohibited event” exists if Mr. Deasey is not continuously at least an Executive Vice President and the Chief Operating Officer and Chief Financial Officer of the Company. In addition, the agreement provides that, in the event of a termination of the agreement by Mr. Deasey as a result of a material adverse change in his duties or authority, all options will remain exercisable for the lesser of ten years or the longest period permitted by law. In all other cases of accelerated vesting, the options will remain exercisable for their stated terms. The agreement also provides for a severance payment of two times Mr. Deasey’s base salary at the time of termination plus the average of his bonuses for the prior two years (the “Reference Amount”) in the event (A) the Company terminates the agreement other than for “cause” (as defined in the agreements) or upon the death or disability of Mr. Deasey; (B) Mr. Deasey terminates the agreement upon the occurrence of (i) a material adverse change in Mr. Deasey’s duties or authority, (ii) a “prohibited event” (as described below), (iii) a bankruptcy filing or similar action by or against the Company; or (iv) another material breach of the agreement by the Company; or (C) of termination of Mr. Deasey’s employment by the Company, at the end of the term of the agreement, in the capacities of Executive Vice President, Chief Operating Officer and Chief Financial Officer, on terms substantially similar to those of the agreement (such events being referred to as “Triggering Event”). Second, they provide for a severance payment equal to 2.99 times Mr. Deasey’s Reference Amount in the event of termination of his employment upon a Triggering Event within two years following a “change in control” (as described below), or, if within such two-year period (i) there is a material adverse change in his compensation or benefits, or (ii) any successor to the Company does not assume the Company’s obligation under the agreement, and Mr. Deasey terminates his employment. The agreement also provides that such severance is payable upon a change in control if the Mr. Deasey elects to terminate employment commencing with the sixth and ending with the 12th month following the change in control. Third, in the circumstances in which

Mr. Deasey is entitled to 2.99 times the Reference Amount, all unvested options under the agreement vest and become immediately exercisable. Fourth, the agreement carries forward stock options granted under prior employment agreements. Under the agreement, a “change of control” is deemed to occur (i) if any person becomes the direct or indirect beneficial owner of more than 40% of the combined voting power of the Company’s then-outstanding securities; (ii) there is a change in a majority of the directors in office; (iii) the Company engages in a merger, asset sale, tender offer or other transaction after which the holders of the Company’s voting securities before the transaction do not continue to hold at least 50% of the voting securities of the Company or its successor after the transaction; or (iv) upon the complete liquidation or dissolution of the Company or the disposition of substantially all of its assets. Finally, the Agreement contains customary confidentiality and other provisions.

Report of the Compensation Committee on Executive Compensation

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates this Report or the performance graph by reference therein.

Introduction

Celsion is an early stage drug development company and as such is unlikely, in the short to medium term, to generate revenues and income sufficient to cover product development costs. As a result, Celsion’s executive compensation philosophy is geared to ensuring that executive compensation aligns management and stockholder’s interests by emphasizing rewards for Company performance, while remaining competitive with compensation paid by other early stage biotechnology companies.

The Compensation Committee (“Committee”) is responsible for establishing and administering the compensation policies applicable to the Company’s officers and key personnel, for recommending compensation arrangements to the Board of Directors and for evaluating the performance of senior management.

The Compensation Committee and the Board have adopted the following executive compensation approaches:

Executive Compensation Philosophy

The Committee attempts to design executive compensation programs to achieve two principal objectives. First, the program is intended to attract, motivate and retain talented executives with total compensation that is competitive within the drug development and broader pharmaceutical and biotechnology industry. Second, the program is intended to create an alignment of interests between the Company’s executives and stockholders such that a significant portion of each executive’s compensation varies with business performance and is dependent on a rising stock price performance.

The Committee’s philosophy is to pay competitive total compensation, comprised of annual salaries and an incentive system including cash bonuses and stock incentives, which is geared to provide above average total compensation for superior performance reflected in increases in the Company’s stock price. The Committee considers the components of the compensation package individually as follows:

Annual Salaries

The Company participates in an ongoing industry survey which covers a broad cross-section of the biotechnology industry including all the key positions with Celsion. The Committee compares base salary for Company executives with these benchmarks and targets to pay base salaries equivalent to the 50th percentile of the survey.

Incentive Compensation

The Company has an incentive compensation plan in which all senior management participate. The plan is performance driven based on objectives that are agreed annually by management and the Committee. These objectives are designed to achieve timely and efficient product development including completion of clinical studies and regulatory approvals. Executives are individually evaluated for their contribution to meeting these objectives. Payouts under this plan which can be as high as 50% of an executive’s base salary can be in cash or restricted stock which vests one year after it is awarded.

Stock Based Compensation

The 2004 Employee Stock Plan is designed to align the interest of Celsion employees and stockholders, encouraging participants to maintain and increase their ownership of our common stock with the opportunity to benefit from our long-term performance. The plan authorizes the issuance of up to 666,667 shares of common stock in the form of stock options, stock appreciation rights (SARs) or restricted stock. The plan also authorizes the issuance of phantom stock units (PSUs). The plan is administered by the Committee, which has the authority to grant options, SARs, restricted stock and PSUs.

In 2005, 138,684 options were granted under the 2004 Plan. The options granted in 2005 become exercisable in equal installments over three years.

Executive Officer Compensation

The Committee, in determining the 2005 compensation of executive officers of Celsion, including the Chief Executive Officer, reviewed the total compensation for Celsion’s CEO and five other officers for 2003, 2004 and 2005, and compared that to the industry survey referenced above. Additionally, the Committee members drew on additional experience gleaned from their service as members of Boards of Directors at other biotechnology companies at development stages comparable to Celsion. The Committee concluded that the Company is compensating its executives in accordance with the Committee’s compensation philosophy.

Chief Executive Compensation

The Company had two Chief Executive Officers in 2005. Dr. Augustine Cheung served from January 1, 2005 to July 28, 2005 and Dr. Lawrence S. Olanoff served from July 29, 2005 through December 31, 2005. In February 2005 the Committee reviewed Dr. Cheung’s performance for 2004 and concluded that he had not made sufficient progress against the predetermined objectives to warrant an incentive compensation award for 2004. However the Committee recommended and the Board approved an increase in his base salary from $300,000 to $310,000 and granted him an option to purchase 10,000 shares of common stock exercisable in equal installments over three year. In May 2004 the Board engaged an executive recruiting agency to undertake the search for a new Chief Executive Officer. Dr. Olanoff was hired in July 2005. Once Dr. Olanoff had been identified and had expressed interest in the position, the Committee considered relevant data from the industry survey referenced above, input from the executive recruiter, Board experience from similar companies and Dr. Olanoff’s personal requirements, to design an offer to secure his services in a manner that would be attractive to Dr. Olanoff while aligning his interests with those of shareholders. Dr. Olanoff’s base salary is $350,000 and he will receive a bonus for 2005 of $50,000. He also received as an inducement to take the position an option to purchase 429,334 shares of common stock at a price of $5.70 per share exercisable in equal installments over four years. Annually, independent members of the Board will evaluate the Chief Executive Officer’s performance, which is a factor in determining the Chief Executive’s future compensation.

Section 162(m)

Section 162(m) of the Internal Revenue Code provides for non-deductability, in certain cases, of compensation paid to certain executives in excess of $1 million per year. Celsion does not have a policy limiting compensation to amounts deductible under Section 162(m). Celsion’s compensation plans are designed so that qualified performance-based awards issued under the plan would not be subject to Section 162(m) limits. Section 162(m) limits would apply to salary, non-performance based bonuses, restricted stock awards that are not performance based and certain amounts included under “Other Annual Compensation” and “All other Compensation” in the Summary Compensation Table.

Members of the Compensation Committee

Gary W. Pace

Max E. Link

Claude Tihon

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2005, the Compensation Committee of the Board of Directors was comprised of Dr. Gary W. Pace, Dr. Max E. Link, and Dr. Claude Tihon. No interlocking relationships exist between any of these members of the Compensation Committee or any executive officer of the Company and any other of the members of the Company’s Board of Directors or Compensation Committee.

CERTAIN TRANSACTIONS

In August 2001, the Company entered into an Advisory Agreement with Dr. Kris Venkat, one of its directors, pursuant to which Dr. Venkat was to provide at least 60 days of consulting services per year to the Company for an initial term of two years. This Advisory Agreement was renewed for two additional two-year terms, until August 2007. Dr. Venkat’s services under this Advisory Agreement are in addition to his services as a director and include providing (i) strategic business and tactical advice to the Company regarding its development, management and personnel, (ii) assistance with the Company’s heat-activated liposome business, (iii) assistance with developing a financial and business development strategy and securing additional capital and/or financing, and (iv) identifying potential investors that meet the Company’s objectives.

As compensation for his consulting services, the Company is obligated to pay Dr. Venkat a fee of $60,000 per year during the term of the agreement. Upon prior approval by the Company, he will be paid an additional $1,000 per day for any time expended beyond 60 days. In addition to the fees, the initial agreement provided for performance-based incentive options to purchase up to 26,666 shares of common stock, exercisable only if certain corporate milestones were reached. The exercise price of such options ranges from $12.75 to $20.40 per share. The agreement also grants Dr. Venkat an option, not subject to performance conditions, for the purchase of 20,000 shares of common stock at a price of $10.20 per share, which became fully vested on August 1, 2002.

All of Dr. Venkat’s unvested options (other than the performance-based options) would immediately vest and become exercisable if the Company terminates the agreement for any reason other than his breach of the agreement or his substantial failure to perform his duties under the agreement due to disability or his death. All of his unvested options (including the performance-based options) would also immediately vest upon a change of control of the Company. For purposes of Dr. Venkat’s agreement, a change of control is defined as the change in beneficial ownership of 25% or more of the outstanding common stock of the Company, the change in a majority of the members of the Board, with none of the new members being approved by at least 75% of the members of the Board as of August 2000, the sale of substantially all of the assets of the Company, a transfer of all or substantially all of the Company’s liposome business to a person that is not a subsidiary of the Company, or the Company’s entry into a joint venture with regard to the liposome business in which the Company does not retain voting control.

The Company and Boston Scientific Corporation (“Boston Scientific” or “BSC”) have entered into a Distribution Agreement dated as of January 21, 2003, pursuant to which the Company has granted Boston Scientific exclusive rights to market and distribute the Company’s Prolieve Thermodilatation™ system and its component parts for the treatment of benign prostatic hyperplasia (the “Product”) in all territories other than China, Taiwan, Hong Kong, Macao, Mexico and Central and South America for a period of seven years beginning on the date Celsion is first able to ship the Product (the “Launch Date”). The parties will share gross sales (less costs and expenses) attributable to the Product.

Boston Scientific beneficially owned 7.9% of the Company’s Common Stock on December 31, 2005. The Company and Boston Scientific also entered into a Transaction Agreement effective January 20, 2003. Pursuant to the Transaction Agreement, upon attainment of specified milestones by Celsion prior to the Launch Date, Boston Scientific was obligated to make equity investments in Celsion through the purchase of Celsion Common Stock at a 20% premium to the market price for such Common Stock over various measurement periods. On January 21, 2003, Boston Scientific purchased 625,023 shares of the Company’s Common Stock for $5 million (representing a per share price equal to 1.2 times the average closing price for such Common Stock during the 30 trading days ending January 15, 2003). On March 2, 2004, the Company issued 138,888 shares of its Common Stock to Boston Scientific Corporation for cash consideration of $4,000,000 pursuant to the Transaction Agreement and, on April 7, 2004, the Company issued an additional 84,925 shares of its Common Stock to Boston Scientific for cash consideration of $2,000,000 pursuant to the Transaction Agreement.

The Company has also granted Boston Scientific the exclusive right to purchase the assets and technology relating to the manufacture, marketing, sale, distribution and/or research and development of products using thermal therapy for the treatment of benign prostatic hyperplasia (the “Option”). This Option is exercisable for a period of five years, with the Option price being calculated based on worldwide sales of the Product, subject to a minimum price of $60 million. Additionally, for a period of up to seven years, the Company has granted Boston Scientific the right to (i) match any unsolicited offer that the Company may receive for any other product developed by the Company and (ii) make a written offer to the Company in the event the Company desires to sell, license or distribute any product developed by it.

On August 8, 2005 Celsion Corporation and Boston Scientific entered into a First Amendment to the Transaction Agreement (the “First Amendment”), amending the Transaction Agreement. Pursuant to the First Amendment, BSC will lend the Company up to $15 million (the “Loan”) to be evidenced by one or more convertible secured promissory notes. The Loan has a term expiring on February 20, 2009 and will bear interest at a rate of prime plus 1 percent.

The Loan will be disbursed in three installments. The first two installments, in the amounts of $6 million and $4.5 million were disbursed on August 15, 2005 and February 2, 2006. The third disbursement is expected to occur on May 1, 2006. The third disbursement is subject to the Company making continuing progress, to the reasonable satisfaction of BSC, with respect to the development of the Company’s Prolieve™ product.

Interest shall be due on the first to occur of (i) February 20, 2009, (ii) upon repayment of the principal amount and accrued interest in full, (iii) upon BSC’s exercise of its Option, or (iv) on conversion of the principal amount plus accrued interest, if any, to shares of Company’s common stock. The Company has the right to prepay the Loan at any time without penalty.

BSC has and shall continue to have a continuing security interest in the Company’s right, title and interest in the BPH Business and the BPH Assets (as those terms are defined in the Transaction Agreement), together with all proceeds with respect thereto.

Any failure to make any payment when due or upon the failure to comply with any other terms and provisions of a note shall be a default and shall entitle BSC to all of the rights and remedies available under applicable law, without notice, any right to cure, or obligation to make demand for payment. Upon a default, the entire unpaid principal balance, together with all accrued but unpaid interest and other sums due shall immediately become due and payable in full and BSC shall have the right to bring suit for such amount and to exercise any other remedies available. BSC has the right to confess judgment against the Company in the event of a default.

BSC may at any time convert in whole or in part the outstanding principal plus accrued interest into shares of the Company’s common stock at a minimum conversion price of $9.15 per share. Additionally, BSC may apply the outstanding principal plus accrued interest toward the Option Exercise Price (as defined in the Transaction Agreement) if BSC decides to exercise the Option. The purchase price for the Option was amended and is fixed at $60 million.

The Company and BSC also entered into a First Amendment to the Asset Purchase Agreement dated August 8, 2005 reflecting the amended purchase price for the Option and the use of the outstanding principal plus accrued interest of the Loan toward the Option Exercise Price (as defined in the Transaction Agreement) if BSC decides to exercise the Option.

PERFORMANCE GRAPH

The information provided in the performance graph below does not constitute soliciting material and should not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference therein.

Under the rules and regulations of the SEC we are required to include in this Proxy Statement a line graph comparing the cumulative total stockholder return on our Common Stock with the cumulative total return of (1) a broad equity market index that includes companies whose equity securities are traded on the same exchange as our stock and (2) a published industry or line-of-business index.

The Board of Directors recognizes that the market price of shares is influenced by many factors, only one of which is Company performance. The stock performance shown on the graph is not necessarily indicative of future price performance.

Total Return Analysis

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Celsion Corporation	$100.00	$66.00	$43.00	$131.00	$57.00	$27.00
AMEX Healthcare Index	$100.00	$63.85	$38.85	$70.71	$71.00	$82.31
AMEX Major Market Index	$100.00	$95.25	$81.56	$98.54	$105.82	$99.60

Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.

PROPOSAL No. 2: AMENDMENT OF CERTIFICATE OF INCORPORATION

TO CHANGE THE NAME OF THE COMPANY FROM CELSION, INC

TO ONCOTHERA PHARMACEUTICALS, INC.

The Board of Directors has determined that it is advisable to change the name of the Company from Celsion Corporation to Oncothera Pharmaceuticals Inc. (“Oncothera”) and has voted to recommend that the stockholders adopt an amendment to our Certificate of Incorporation effecting the proposed name change. The full text of the proposed amendment to the Certificate of Incorporation is attached to this proxy statement as Appendix A.

The Board of Directors believes it is in the best interest of the Company and its stockholders to change its name. In 2001 the Company adopted a strategy designed to change the Company from a medical device research company to become, based on its unique heat activated liposome technology, a cancer drug development company. Since 2001 the Company has successfully executed this strategy. In 2004 the Company received FDA approval (PMA) to market its Prolieve Thermodilatation device for the treatment of benign prostatic hyperplasia (BPH). Having previously engaged Boston Scientific Corporation to distribute the device the Company has successfully introduced the product to the US market generating revenues in excess of $13 million since launch. The Company also agreed to grant Boston Scientific an option to purchase the Prolieve assets for $60 million, a step designed to monetize the Prolieve asset and provide funding to enable management to focus on drug development. In July 2005 the Board of Directors recruited a new Chief Executive Officer with a strong drug development background, supporting the strategic transition of the Company’s business focus.

In addition to implementing the new business strategy, the Company has taken steps to encourage investor interest in, and enhance the marketability of, the Company’s stock. Since inception the Company has funded its operations through the sale of equity with the effect that many shares of stock have been issued and the stock has traded at consistently low (under US$1) prices. The low stock price has limited investors’ interest in and the marketability of the Company’s stock since many institutions which invest in oncology and other drug development are prohibited through their by-laws from buying low priced micro cap stocks. The Company’s low stock price also excludes the Company from major markets including the New York Stock Exchange (NYSE) and the NASDAQ National Market where many of its peer stocks trade. In order to provide an opportunity to address these issues, the Board of Directors recommended to the stockholders, and the stockholders approved at the Annual Stockholders meeting in 2005, a reverse stock split at various rates to be selected by the Board. On January 16, 2006 the Board authorized a reverse stock split whereby every 15 shares of common stock outstanding became one share, effective February 28, 2006. We believe changing the Company name will complement the strategic nature of the reverse stock split by clearly identifying the Company’s future direction.

Going forward, our principal focus will be the development and commercialization of oncological therapeutics, including the development of ThermoDox, our heat activated liposomal encapsulation of doxorubicin, and other chemotherapeutic agents to treat various cancer indications. The name Oncothera, an amalgam of oncology and therapeutics, is more closely associated with these principal development activities and will communicate our focus to clinicians, drug developers and investors interested in novel cancer treatments. The Company has taken steps to secure trademark rights to the name Oncothera and believes the name is available for the Company’s use. Therefore, we believe the name change can be implemented in a cost effective and timely manner.

A copy of the certificate of amendment (the “Certificate”) effecting the Amendment is attached as Appendix A to this Proxy Statement. If approved by the Company’s stockholders, the change in our name will become effective upon the filing of the Certificate with the Secretary of State of the State of Delaware. The Board intends to file the Certificate as soon as practicable after stockholder approval is obtained.

The name change will not affect the validity of currently outstanding stock certificates. The Company’s current stockholders will not be required to surrender or exchange any stock certificates that they now hold and should not send such certificates to the Company or its transfer agent.

Delaware General Corporate Law does not offer stockholders appraisal rights in connection with a change in the corporate name.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of a majority of the common stock outstanding and entitled to vote at the special meeting is required to approve the amendment to our Certificate of Incorporation to effect the proposed change in our name.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2 APPROVING THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

PROPOSAL No. 3: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Stegman & Company (“Stegman”) as the independent registered public accounting firm of the Company to audit its financial statements for the fiscal year ending December 31, 2006, and requests stockholder ratification of such selection. Stegman has served as the Company’s independent accountants since our 1993 fiscal year, and has advised the Company that neither Stegman nor any of its members has, or has had in the past three years, any financial interest in the Company or any relation to the Company other than as auditors and accountants.

Representatives of Stegman are expected to be present at the Meeting, will be given the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

FEES

The following table presents fees for professional audit services rendered by Stegman for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and December 31, 2004, and fees for other services rendered by Stegman during those periods:

	FISCAL YEAR 2005		FISCAL YEAR 2004
FEE CATEGORY	AMOUNT	% OF TOTAL	AMOUNT	% OF TOTAL
Audit Fees	$45,000	52	$48,000	57
Audit Related Fees	$26,500	30	$25,000	30
Tax Fees	$6,000	7	$5,500	6
All Other Fees	$10,000	11	$6,300	7

Total Fees	$87,500	100	$84,800	100

Audit fees consist of fees for professional services rendered by Stegman for the audit of the Company’s annual financial statements and for reviews of the quarterly financial statements included in the Company’s Forms 10-Q. Tax fees consist of fees for preparation of the Company’s federal and state tax returns. Audit related fees pertain to the audit for compliance with Section 404 of the Sarbanes-Oxley Act. All other fees consist of fees for attendance at the Company’s annual meetings, review of registration statements and similar matters. Stegman rendered no financial information systems design and implementation services to the Company during fiscal years 2005 and 2004 and, therefore, no fees were charged for such services during those periods.

SERVICES BY EMPLOYEES OF STEGMAN & COMPANY

No part of Stegman’s engagement to audit the Company’s financial statements for the fiscal year ended December 31, 2005 was attributable to work performed by persons other than Stegman’s full-time, permanent employees.

AUDIT COMMITTEE POLICY ON APPROVAL OF AUDIT AND NON-AUDIT SERVICES

It is the policy of the Audit Committee to pre-approve all audit and permissible non-audit services provided by the Company’s independent accountants, in accordance with rules prescribed by the SEC. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is based on a written proposal, accompanied by a cost estimate and estimated budget. The Audit Committee has delegated to its Chairman the authority to pre-approve audit and non-audit services with an estimated cost of up to $25,000, provided the exercise of such authority is reported to the Audit Committee at its next regular meeting. The Audit Committee reserves the right, from time to time, to delegate pre-approval authority to other of its members, so long as such members are independent directors.

All of the services of Stegman during fiscal year 2005 were approved by the Audit Committee in accordance with its pre-approval policy and the approval requirements of the SEC.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting will be required to approve Proposal No. 3 and thereby to ratify the selection of Stegman & Company as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006. As a result, broker non-votes and abstentions, if any, will be treated as votes “AGAINST” the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3, THE PROPOSAL TO RATIFY THE SELECTION OF STEGMAN & COMPANY AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

Stockholder ratification of the selection of Stegman as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable legal or regulatory requirements. However, the Board, upon the recommendation of the Audit Committee, is submitting the selection of Stegman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Stegman, the Audit Committee will reconsider whether or not to retain that firm, or whether to retain a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

PROPOSAL No. 4: GRANT OF DISCRETIONARY AUTHORITY TO

ADJOURN OR POSTPONE THE ANNUAL MEETING

GENERAL

If at the Annual Meeting on May 23, 2006, the number of shares of Common Stock present or represented and voting in favor of the change in the name of the Company is insufficient to approve such proposal(s) under Delaware law, the individuals named as proxies in the accompanying Proxy Card may move to adjourn the Annual Meeting in order to enable our Board of Directors to solicit additional proxies. In that event, the Company will ask its stockholders to vote only upon the proposal to adjourn the Annual Meeting, and not on any of the other proposals set forth in the Notice of Annual Meeting accompanying, or described in, this Proxy Statement.

Therefore, our stockholders are being asked to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of granting discretionary authority to the named proxies to adjourn or postpone the Annual Meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders grant this authority, the Company could adjourn the Annual Meeting and any adjourned session of the Annual Meeting to provide additional time to solicit proxies, including the solicitation of proxies from stockholders who have previously voted. Among other things, this could mean that, even if the Company has received proxies representing a sufficient number of votes against Proposal No. 2, to defeat such Proposal, the Company could adjourn the Annual Meeting without a vote on Proposal No. 2 and seek to convince the holders of those shares to change their votes to votes in favor of such Proposal.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of a majority of the shares voted at the Annual Meeting will be required to approve Proposal No. 4. As a result, assuming the presence of a quorum, broker non-votes and abstentions will not affect the vote on Proposal No. 4. The Company’s directors and officers, who collectively held             shares of Common Stock, representing approximately     % of such shares outstanding, as of April 3, 2006 (the Record Date), have indicated that they intend to vote all of such shares “FOR” Proposal No. 4.

Our Board of Directors believes that if the number of shares of Common Stock present or represented at the Annual Meeting and voting in favor of Proposal No. 2 is insufficient to approve such Proposal, it is in the best interests of the stockholders to provide the opportunity for the Board to continue to seek to obtain a sufficient number of additional votes in favor of the Proposal to effect approval thereof.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED PROPOSAL NO. 4, THE PROPOSAL TO GRANT PROXY HOLDERS DISCRETIONARY AUTHORITY TO ADJOURN OR POSTPONE THE ANNUAL MEETING, AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or 2005 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number:

10220-L Old Columbia Road

Columbia, Maryland 21046-2364

Attention: Corporate Secretary

(410) 290-5390

If you would like to receive separate copies of our Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the address and telephone number set out above.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

If a stockholder wants us to include a proposal in our proxy statement for presentation at our 2007 annual meeting of stockholders in accordance with Rule 14a-8 promulgated by the SEC under the Exchange Act, the proposal must be received by us no later than December 18, 2006. Such proposals should be directed to Celsion Corporation, 10220-L Old Columbia Road, Columbia, Maryland, 21046-2364 Attention: Anthony P. Deasey, Secretary.

A stockholder may also nominate directors or have other business brought before the 2007 annual meeting by submitting the nomination or proposal to us no later than December 18, 2006. The nomination or proposal must be delivered to our executive offices at 10220-L Old Columbia Road, Columbia, Maryland, 21046-2364, Attention: Anthony P. Deasey, Secretary. Any stockholder considering submitting a proposal for action at our 2007 annual meeting is directed to our Bylaws, which contain additional requirements as to submission of matters for stockholder action. Copies of the Bylaws may be obtained upon request to our Corporate Secretary.

OTHER BUSINESS

The Directors of the Company are not aware of any business to be acted upon at the Annual Meeting, other than described herein. It is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters are duly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

COMPANY REPORTS

The Company’s 2005 Annual Report on Form 10-K, which contains audited financial statements for that fiscal year is being sent to stockholders along with this Proxy Statement.

Additional copies of the Company’s 2005 Annual Report on Form 10-K, as filed with the SEC (but excluding exhibits), may be obtained without charge, upon written request directed to the Corporate Secretary, Celsion Corporation, 10220-L Old Columbia Road, Columbia, Maryland 21046-2364.

By Order of the Board of Directors

/s/ Anthony P. Deasey

Secretary

April 11, 2006

APPENDIX A

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CELSION CORPORATION

Celsion Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does, by Lawrence S. Olanoff, M.D., its President, hereby certify that:

1. The name of the Corporation is Celsion Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 17, 2000. A Certificate of Ownership and Merger was filed with the Secretary of State of the State of Delaware on August 17, 2000. Certificates of Designations designating Series A, Series B and Series C Preferred Stock were filed with the Secretary of State of the State of Delaware on August 17, 2000, May 29, 2002 and August 20, 2002, respectively, and Certificates of Amendment were so filed on June 5, 2001, November 8, 2002, May 25, 2004 and February 27, 2006.

2. Pursuant to Sections 242 of the General Corporation Law of the State of Delaware, at a regular meeting duly convened and held on February 27, 2006, the Board of Directors of the Corporation found that the following proposed amendment of the Certificate of Incorporation of the Corporation was advisable and directed that such proposed amendment be submitted for consideration and action thereon by the stockholders of the Corporation at an annual meeting of stockholders called pursuant to notice given in accordance with Section 222 of the General Corporation Law of the State of Delaware:

Article First of the Certificate of Incorporation of the Corporation, as amended, is amended in its entirety to read as follows:

“FIRST:	The name of the Corporation is:

Oncothera Pharmaceuticals Inc.”

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote on the matter voted in favor of, approved and adopted, the foregoing proposed amendment of the Certificate of Incorporation of the Corporation, as amended, at an annual meeting of stockholders duly convened and held on May 23, 2006.

4. The foregoing amendment of the Certificate of Incorporation of the Corporation, as amended, was duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall become effective at 5:00 p.m. Eastern Time on May     , 2006.

The Corporation has caused this Certificate of Amendment to be signed and executed in its corporate name by its President and attested to by its Secretary, who declare, affirm, acknowledge and certify, under the penalties of perjury, that this is their free act and deed and that the facts stated herein are true as of the              day of May, 2006.

ATTEST		CELSION CORPORATION, a Delaware corporation

By:	/S/ ANTHONY P. DEASEY	By:	/S/ LAWRENCE S. OLANOFF, M.D.
	Anthony P. Deasey Secretary		Lawrence S. Olanoff, M.D. President

PROXY CARD

IN CONNECTION WITH 2006 ANNUAL MEETING OF STOCKHOLDERS

CELSION CORPORATION

10220-L OLD COLUMBIA ROAD

COLUMBIA, MARYLAND 21046-2364

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CELSION CORPORATION

The undersigned stockholder of CELSION CORPORATION (the “Company”) hereby appoints Lawrence S. Olanoff and Anthony P. Deasey, and each of them, as lawful attorneys and proxies, with several power of substitution, for and in the name of the undersigned, to represent and vote, as designated below, all shares of the Common Stock of the Company which the undersigned is entitled to vote on all matters, except as specifically indicated below, at the Annual Meeting of the Stockholders of the Company to be held at ten o’clock AM local time on Tuesday, May 23, 2006 at the Four Points by Sheraton BWI Hotel, located at 7032 Elm Road, Baltimore, MD 21240, or at any adjournment, postponement or rescheduling thereof (collectively, the “Annual Meeting”). The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting and acknowledges receipt of Notice of the Annual Meeting and the Proxy Statement in connection therewith.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY for all nominees listed below

Nominees: Dr. Lawrence Olanoff, and Dr. Gary Pace

INSTRUCTION: To withhold authority to vote for a nominee, strike through the nominee’s name listed above. To withhold authority as to all nominees, check the appropriate box set forth above.

PROPOSAL NO. 2:	TO APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A CHANGE OF THE COMPANY’S NAME

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

PROPOSAL NO. 3:	TO RATIFY THE SELECTION OF STEGMAN & COMPANY AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

PROPOSAL NO. 4:	TO GRANT THE PROXY HOLDERS DISCRETIONARY AUTHORITY TO VOTE TO ADJOURN OR POSTPONE THE ANNUAL MEETING IN ORDER TO PERMIT SOLICITATION OF ADDITIONAL PROXIES.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

DISCRETIONARY AUTHORITY:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF THE DIRECTORS NAMED IN PROPOSAL NO. 1, “IN FAVOR” OF PROPOSAL NO. 2, “IN FAVOR” OF PROPOSAL NO. 3, “IN FAVOR” OF PROPOSAL NO. 4 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO OTHER MATTERS.

PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREON.

Date	Signature of Owner

`
Additional Signature of Joint Owner (if any)

If stock is jointly held, each joint owner should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.

TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, JUST SIGN, DATE AND RETURN THIS PROXY—NO BOXES NEED BE CHECKED.

CELSION [LOGO]CELSION CORPORATION

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for election and delivery information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

10220-L OLD COLUMBIA ROAD COLUMBIA, MARYLAND, 21046-2364

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Celsion Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.